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CROMPTON ANNOUNCES COMPLETION OF $945 MILLION REFINANCING
PROGRAM

MIDDLEBURY, CONN., August 16, 2004 - Crompton Corporation (NYSE:CK) today announced the completion of a multipart refinancing program totaling $945 million.

The components of the refinancing are:

  $600 million aggregate principal amount of privately offered senior notes. The new senior notes are a combination of $375 million of 9 7/8% Senior Notes due 2012 (with a yield to maturity of 10.0%), and $225 million of Libor plus 5.75% Senior Floating Rate Notes due 2010 (interest rate reset quarterly);
  $220 million in new credit facilities consisting of a $120 million revolving credit facility and a $100 million pre-funded letter of credit facility; and
  A three-year extension of the company's domestic accounts receivable program, giving Crompton the ability to sell up to $125 million in domestic accounts receivable (an increase of $10 million to the current facility).

"This is a major step in securing Crompton's financial future," said Robert L. Wood, chairman, president and chief executive officer. "We accomplished our key objective, which was to push out maturities in order to give management the opportunity to reinvigorate some very good businesses. We are continuing to focus intensely on pricing discipline and are attacking the cost side of the equation in numerous ways, including our previously announced $50 million restructuring initiative, which is designed to streamline the organization and its work processes."

Crompton received proceeds of approximately $8.7 million from its senior note offering, net of the underwriter's discount and expenses. Approximately $462.0 million of proceeds were used to repay outstanding borrowings under its prior domestic revolving credit facility, and fund its concurrent tender offer and consent solicitation for its 8.50% Senior Notes due 2005 and 6.125% Senior Notes due 2006, which expired today at 5 p.m. New York City time, as scheduled. Crompton has received and accepted tenders for $261.3 million, or 74.7%, of the 8.50% Senior Notes due 2005 and $140.0 million, or 93.3%, of the 6.125% Senior Notes due 2006. Accordingly, the executed supplemental indentures amending the indentures relating to these notes have become operative. Approximately $100.0 million of proceeds are being used to redeem the balance of the outstanding 8.50% Senior Notes.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Crompton is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under Crompton's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in Crompton's filings with the Securities and Exchange Commission. These statements are based on Crompton's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Crompton's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Crompton.